Exhibit 99.1

                              For Immediate Release
                              ---------------------

Company Contacts:                                   ARC Wireless Solutions, Inc.
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Randall Marx, Chief Executive Officer               Phone: 303-421-4063
randall.marx@arcwireless.net                        Fax:   303-424-5085
Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net

      ARC WIRELESS SOLUTIONS ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

     Wheat Ridge, Colorado May 13, 2008 - ARC Wireless Solutions, Inc. (NASDAQ:ARCW) today announced operating results for the three months ended March 31, 2008.

     Total revenue for the first quarter ended March 31, 2008 was $1,894,000, a 20% increase, compared to total revenue of $1,581,000 for the same period last year. Gross profit increased to $715,000 for the first quarter of 2008, up 74% from $411,000 for the same period last year. Gross margin increased from 26% in the first quarter of 2007 to 38% for the same period this year. General and Administrative expenses, which includes salaries, benefits, outside consulting services, depreciation, bad debt reserve and sales tax, increased $61,000. SG&A as a percent of revenue decreased from 55% for the three months ended March 31, 2007 to 49% for the three months ended March 31, 2008. Net loss for the three months ended March 31, 2008, decreased 64% to $106,000, or $.03 per share, compared to a loss of $298,000, or $.10 per share, for the same period last year.

     As of March 31, 2008, the Company had $14,642,000 in cash and cash equivalents. Interest income for the three months ended March 31, 2008 was $108,000 as compared to $159,000 for the three months ended March 31, 2007. The decline in interest income is due to a decline in interest rates on US Treasury Bills where a significant portion of the funds are invested. Total shareholders' equity at March 31, 2008 was $15,327,000 with a net book value of $4.96 per share.

     "We are encouraged by the results of the first quarter given the transition of many of the technologies served by our products," said Randall P. Marx, ARC Wireless' Chief Executive Officer. "The diversified strategy of our antenna division has enabled us to continue to penetrate both the domestic and international marketplace and to add new customers. Additionally, the Company has introduced several new products in 2008 with innovative and unique solutions for our mobile, GPS and panel antenna product lines."

     Mr. Marx concluded, "We have a solid balance sheet and will continue to actively explore strategic opportunities through acquisition or other means as the market conditions become more predictable. Until then, in what appears to be a difficult economy for domestic growth, we believe the best way to deliver long-term shareholder value is to continue our focus on international business, conserve our capital and take the actions necessary to ensure the continued performance of our assets."

About ARC Wireless Solutions, Inc.


     ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi(R) and WiMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations. The Company does not intend (and is not obligated) to update publicly any forward-looking statements.